Exhibit 3.96(a)
ARTICLES OF ORGANIZATION
FOR
ISS-ORLANDO, LLC
A FLORIDA LIMITED LIABILITY COMPANY
ARTICLE I — Name
     The name of the Limited Liability Company is:
ISS-ORLANDO, LLC
ARTICLE II — Address
     The mailing address and the street address of the principal office of the Limited Liability Company is 20 N. EOLA DRIVE, ORLANDO, FLORIDA, 32801.
ARTICLE III — Duration
     The period of duration for the Limited Liability Company shall be perpetual.
ARTICLE IV — Management
     The Limited Liability Company is a single member, manager managed limited liability company, and the name and address of such member which is to serve as manager until the first annual meeting of members or until his successor is duly elected and qualifies is:
Jeffery Sapp
2211 Oberlin Avenue
Orlando, Florida 32804
ARTICLE V — Registered Agent and Office
     The name of the initial registered agent of the Limited Liability Company is Robert L. Harding, Esq. and the street address of the initial registered agent is 20 N. Eola Drive Orlando, Florida 32801.

ARTICLE VI — Miscellaneous
     The Manager will be able to admit new members with the unanimous consent of the holders of the membership interests. The right of the members to admit additional members, or whether an assignee of a member’s interest may become a member, and the terms and conditions of the admissions, and the right of the remaining members to continue the business on the death, retirement, resignation, expulsion, bankruptcy, or dissolution of a member, or the occurrence of any other event which terminates the continued membership of a member, shall be determined by a majority vote of the members.

Date: October 31, 2001	/s/ Robert L. Harding
Robert L. Harding, Esquire
Authorized Representative of the Members

REGISTERED AGENT ACCEPTANCE
     Having been named to accept service of process for the above stated limited liability company at the address designated in this certificate pursuant to the provisions of Section 608.415, Florida Statutes, the undersigned hereby agrees to act in this capacity, and further agrees to comply with the provisions of all statutes relative to the proper and completed discharge of his duties.

/s/ Robert L. Harding
Robert L. Harding